UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 13, 2011

INTEGRA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	0-13585	35-1632155
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 S.E. Third Street P.O. Box 868 Evansville, Indiana 47705-0868
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code		(812) 464-9677

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of  Listing

On April 15, 2011, Integra Bank Corporation (the “Company”) issued a press release announcing that it was voluntarily delisting its common stock from The NASDAQ Capital Market.

A copy of the Company’s press release describing its reasons for its decision and additional details is attached as Exhibit 99.1 and the information in the press release is incorporated by reference into this report.

ITEM 7.01   Regulation FD Disclosure

On April 14, 2011, Integra Bank N.A. (the “Bank”), a wholly owned subsidiary of the Company, received notice from the Comptroller of the Currency (the “OCC”), that the OCC would not accept the capital restoration plan (“CRP”) submitted by the Bank on March 16, 2011. The CRP was required to specify how the Bank would be recapitalized and include binding or definitive agreements to effect the recapitalization.  As a consequence of the rejection, the Bank is now treated under the Prompt Corrective Action (“PCA”) regulations as being in the “Significantly Undercapitalized” category.

As such, the Bank is now subject to additional restrictions and requirements under federal banking laws, including restrictions on bonuses and compensation paid to senior executive officers and restrictions on the payment of capital distributions and management fees.  The Bank does not expect that these restrictions will have a material adverse effect on its activities because of the restrictions previously imposed by the OCC and the limitations on executive compensation that currently apply due to the Company’s participation in the Capital Purchase Program.

The Bank can submit a revised CRP if it can produce a specific recapitalization plan with binding commitments or definitive agreements for the needed capital.  In the meantime, the OCC may take additional supervisory actions, including ultimately, placing the Bank into FDIC receivership, in which case the ability of the Company to continue operations would be extremely doubtful.

ITEM 9.01   Financial Statements and Notices

(a)	Exhibit No.	Exhibit Description
	99.1	Press Release dated April 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 15, 2011

INTEGRA BANK CORPORATION

By:	/s/ Michael B. Carroll
Michael B. Carroll
Chief Financial Officer